SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(b) AND (c)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)

                         (Amendment No. ______________)*

                          OUTSOURCE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   690131 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, SEE the Notes).

CUSIP NO.  690131 10 7                13G                    PAGE 2 OF 23 PAGES


--------------------------------------------------------------------------------
1         Names of Reporting Persons/I.R.S. Identification Nos. of Above
          Persons (Entities Only)

          PAUL M. BURRELL AND RICHARD J. WILLIAMS, AS TRUSTEES OF THE OUTSOURCE INTERNATIONAL, INC. VOTING TRUST
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (a) |X|
          (SEE Instructions)
                                                           (b) |_|
--------------------------------------------------------------------------------
3         SEC Use Only
--------------------------------------------------------------------------------
4         Citizenship or Place of Organization

          USA
--------------------------------------------------------------------------------
         NUMBER OF              5    Sole Voting Power
          SHARES                     3,983,982
       BENEFICIALLY             ------------------------------------------------
         OWNED BY               6    Shared Voting Power
           EACH                      NONE
         REPORTING              ------------------------------------------------
          PERSON                7    Sole Dispositive Power
           WITH                      NONE
                                ------------------------------------------------
                                8    Shared Dispositive Power
                                     3,983,982
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,983,982
--------------------------------------------------------------------------------

         10       Check if the Aggregate Amount in Row (9) Excludes Certain |_|
                  Shares
                  (SEE Instructions)
--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)
                  47.2%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (SEE Instructions)
                  OO
--------------------------------------------------------------------------------

CUSIP NO.     690131 10 7              13G                   PAGE 3 OF 23 PAGES


--------------------------------------------------------------------------------
         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  LAWRENCE H. SCHUBERT, AS TRUSTEE OF
                  THE LAWRENCE H. SCHUBERT REVOCABLE TRUST;
                  AS TRUSTEE OF THE NADYA I. SCHUBERT GRAT-1997;
                  AS TRUSTEE OF THE ADAM PUGH TRUST AGREEMENT; AND
                  AS TRUSTEE OF THE RACHEL SCHUBERT TRUST AGREEMENT
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group (a) |X|
                  (SEE Instructions)                               (b) |_|
--------------------------------------------------------------------------------
         3        SEC Use Only
--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  USA
--------------------------------------------------------------------------------
         NUMBER OF        5    Sole Voting Power
          SHARES               NONE
       BENEFICIALLY       ------------------------------------------------------
         OWNED BY         6    Shared Voting Power
           EACH                NONE
         REPORTING        ------------------------------------------------------
          PERSON          7    Sole Dispositive Power
           WITH                NONE
                          ------------------------------------------------------
                          8    Shared Dispositive Power
                               506,632
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person
                  506,632
--------------------------------------------------------------------------------
        10        Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares                                                    |_|
                 (SEE Instructions)
--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)
                  6.0%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (SEE Instructions)
                  OO
--------------------------------------------------------------------------------

CUSIP NO. 690131 10 7                13G                      PAGE 4 OF 23 PAGES


--------------------------------------------------------------------------------

         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  NADYA I. SCHUBERT AS TRUSTEE OF
                  THE NADYA I. SCHUBERT REVOCABLE TRUST
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group      (a) |X|
                  (SEE Instructions)                                    (b) |_|
--------------------------------------------------------------------------------
         3        SEC Use Only
--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization
                  USA
--------------------------------------------------------------------------------
         NUMBER OF           5    Sole Voting Power
          SHARES                  NONE
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY            6    Shared Voting Power
           EACH                   NONE
         REPORTING           ---------------------------------------------------
          PERSON             7    Sole Dispositive Power
           WITH                   NONE
                             ---------------------------------------------------
                             8    Shared Dispositive Power
                                  376,632
--------------------------------------------------------------------------------

         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  376,632
--------------------------------------------------------------------------------

        10        Check if the Aggregate Amount in Row (9) Excludes
                  Certain Shares                                      |_|
                  (SEE Instructions)
--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)
                  4.4%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (SEE Instructions)
                  OO
--------------------------------------------------------------------------------

CUSIP NO. 690131 10 7                13G                     PAGE 5 OF 23 PAGES


--------------------------------------------------------------------------------
         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  ALAN E. SCHUBERT, INDIVIDUALLY;
                  AS CO-TRUSTEE OF THE MATTHEW SCHUBERT OUTSOURCE TRUST; AND
                  AS CO-TRUSTEE OF THE JASON SCHUBERT OUTSOURCE TRUST
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group     (a) |X|
                  (SEE Instructions)                                   (b) |_|
--------------------------------------------------------------------------------
         3        SEC Use Only
--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  USA
--------------------------------------------------------------------------------
         NUMBER OF         5    Sole Voting Power
          SHARES                NONE
       BENEFICIALLY        -----------------------------------------------------
         OWNED BY          6    Shared Voting Power
           EACH                 NONE
         REPORTING         -----------------------------------------------------
          PERSON           7    Sole Dispositive Power
           WITH                 NONE
                           -----------------------------------------------------
                           8    Shared Dispositive Power
                                1,768,503
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,768,503
--------------------------------------------------------------------------------
        10        Check if the Aggregate Amount in Row (9) Excludes
                  Certain Shares                                      |_|
                  (SEE Instructions)
--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)

                  20.8%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (SEE Instructions)

                  IN; OO
--------------------------------------------------------------------------------

CUSIP NO. 690131 10 7                 13G                    PAGE 6 OF 23 PAGES



--------------------------------------------------------------------------------
         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  MATTHEW B. SCHUBERT, INDIVIDUALLY, AND AS
                  CO-TRUSTEE OF THE JASON SCHUBERT OUTSOURCE TRUST
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group      (a) |X|
                  (SEE Instructions)                                    (b) |_|
--------------------------------------------------------------------------------
         3        SEC Use Only
--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  USA
--------------------------------------------------------------------------------
         NUMBER OF            5    Sole Voting Power
          SHARES                   NONE
       BENEFICIALLY           --------------------------------------------------
         OWNED BY             6    Shared Voting Power
           EACH                    NONE
         REPORTING            --------------------------------------------------
          PERSON              7    Sole Dispositive Power
           WITH                    NONE
                              --------------------------------------------------
                              8    Shared Dispositive Power
                                   381,004
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  381,004
--------------------------------------------------------------------------------
        10        Check if the Aggregate Amount in Row (9) Excludes
                  Certain Shares                                      |_|
                  (SEE Instructions)
--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)

                  4.5%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (SEE Instructions)

                  IN; OO
--------------------------------------------------------------------------------

CUSIP NO. 690131 10 7                 13G                    PAGE 7 OF 23 PAGES


--------------------------------------------------------------------------------
         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  JASON SCHUBERT, AS
                  CO-TRUSTEE OF THE MATTHEW SCHUBERT OUTSOURCE TRUST
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group     (a) |X|
                  (SEE Instructions)                                   (b) |_|
--------------------------------------------------------------------------------
         3        SEC Use Only
--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  USA
--------------------------------------------------------------------------------
         NUMBER OF         5    Sole Voting Power
          SHARES                NONE
       BENEFICIALLY        -----------------------------------------------------
         OWNED BY          6    Shared Voting Power
           EACH                 NONE
         REPORTING         -----------------------------------------------------
          PERSON           7    Sole Dispositive Power
           WITH                 NONE
                           -----------------------------------------------------
                           8    Shared Dispositive Power
                                200,002
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  200,002
--------------------------------------------------------------------------------
        10        Check if the Aggregate Amount in Row (9) Excludes
                  Certain Shares                                      |_|
                  (SEE Instructions)
--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)

                  2.4%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (SEE Instructions)

                  OO
--------------------------------------------------------------------------------

CUSIP NO.  690131 10 7               13G                     PAGE 8 OF 23 PAGES



--------------------------------------------------------------------------------
         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  LOUIS A. MORELLI, INDIVIDUALLY; AS TRUSTEE OF
                  THE LOUIS J. MORELLI S STOCK TRUST; AND AS TRUSTEE
                  OF THE MARGARET ANN JANISCH S STOCK TRUST
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group     (a) |X|
                  (SEE Instructions)                                   (b) |_|
--------------------------------------------------------------------------------
         3        SEC Use Only
--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  USA
--------------------------------------------------------------------------------
         NUMBER OF         5    Sole Voting Power
          SHARES                NONE
       BENEFICIALLY        ----------------------------------------------------
         OWNED BY          6    Shared Voting Power
           EACH                 NONE
         REPORTING         -----------------------------------------------------
          PERSON           7    Sole Dispositive Power
           WITH                 NONE
                           -----------------------------------------------------
                           8    Shared Dispositive Power
                                616,676
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  616,676
--------------------------------------------------------------------------------
        10        Check if the Aggregate Amount in Row (9) Excludes
                  Certain Shares                                      |_|
                  (SEE Instructions)
--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)

                  7.3%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (SEE Instructions)

                  IN; OO
--------------------------------------------------------------------------------

CUSIP NO. 690131 10 7                13G                      PAGE 9 OF 23 PAGES


--------------------------------------------------------------------------------
         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  LOUIS J. MORELLI
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group     (a) |X|
                  (SEE Instructions)                                   (b) |_|
--------------------------------------------------------------------------------
         3        SEC Use Only
--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  USA
--------------------------------------------------------------------------------
                              5    Sole Voting Power
         NUMBER OF                 NONE
          SHARES              --------------------------------------------------
       BENEFICIALLY           6    Shared Voting Power
         OWNED BY                  NONE
           EACH               --------------------------------------------------
         REPORTING            7    Sole Dispositive Power
          PERSON                   NONE
           WITH               --------------------------------------------------
                              8    Shared Dispositive Power
                                   212,002
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  212,002
--------------------------------------------------------------------------------
        10        Check if the Aggregate Amount in Row (9) Excludes
                  Certain Shares                                      | |
                  (SEE Instructions)
--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)

                  2.5%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (SEE Instructions)

                  IN
--------------------------------------------------------------------------------

CUSIP NO.  690131 10 7                 13G                   PAGE 10 OF 23 PAGES


--------------------------------------------------------------------------------
         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  MARGARET MORELLI JANISCH
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group     (a) |X|
                  (SEE Instructions)                                   (b) |_|
--------------------------------------------------------------------------------
         3        SEC Use Only
--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  USA
--------------------------------------------------------------------------------
                          5    Sole Voting Power
         NUMBER OF             NONE
          SHARES          ------------------------------------------------------
       BENEFICIALLY       6    Shared Voting Power
         OWNED BY              NONE
           EACH           ------------------------------------------------------
         REPORTING        7    Sole Dispositive Power
          PERSON               NONE
           WITH           ------------------------------------------------------
                          8    Shared Dispositive Power
                               271,448
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  271,448
--------------------------------------------------------------------------------
        10        Check if the Aggregate Amount in Row (9) Excludes
                  Certain Shares                                      |_|
                  (SEE Instructions)
--------------------------------------------------------------------------------

         11       Percent of Class Represented by Amount in Row (9)

                  3.2%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (SEE Instructions)

                  IN
--------------------------------------------------------------------------------

CUSIP NO. 690131 10 7              13G                      PAGE 11 OF 23 PAGES


--------------------------------------------------------------------------------
         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  RAYMOND S. MORELLI
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group     (a) |X|
                  (SEE Instructions)                                   (b) |_|
--------------------------------------------------------------------------------
         3        SEC Use Only
--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  USA
--------------------------------------------------------------------------------
                                5    Sole Voting Power
         NUMBER OF                   NONE
          SHARES                ------------------------------------------------
       BENEFICIALLY             6    Shared Voting Power
         OWNED BY                    NONE
           EACH                 ------------------------------------------------
         REPORTING              7    Sole Dispositive Power
          PERSON                     NONE
           WITH                 ------------------------------------------------
                                8    Shared Dispositive Power
                                     270,076
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  270,076
--------------------------------------------------------------------------------
        10        Check if the Aggregate Amount in Row (9) Excludes
                  Certain Shares                                      |_|
                  (SEE Instructions)
--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)

                  3.2%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (SEE Instructions)

                  IN
--------------------------------------------------------------------------------

CUSIP NO.  690131 10 7                13G                    PAGE 12 OF 23 PAGES


--------------------------------------------------------------------------------

         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  MINDI WAGNER
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group     (a) |X|
                  (SEE Instructions)                                   (b) |_|
--------------------------------------------------------------------------------
         3        SEC Use Only
--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  USA
--------------------------------------------------------------------------------
                                5    Sole Voting Power
         NUMBER OF                   NONE
          SHARES                ------------------------------------------------
       BENEFICIALLY             6    Shared Voting Power
         OWNED BY                    NONE
           EACH                 ------------------------------------------------
         REPORTING              7    Sole Dispositive Power
          PERSON                     NONE
           WITH                 ------------------------------------------------
                                8    Shared Dispositive Power
                                     58,259
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  58,259
--------------------------------------------------------------------------------
        10        Check if the Aggregate Amount in Row (9) Excludes
                  Certain Shares                                      |_|
                  (SEE Instructions)
--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)

                  0.1%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (SEE Instructions)

                  IN
--------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                  OutSource International, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  1144 East Newport Center Drive
                  Deerfield Beach, FL  33442

Item 2.

         (a)      Name of Persons Filing:

                           Paul M. Burrell and Richard J. Williams, as Trustees of the OutSource International, Inc. Voting Trust

                           Lawrence H. Schubert, as Trustee of the Lawrence H. Schubert Revocable Trust; as Trustee of the Nadya I. Schubert GRAT-1997; as Trustee of the Adam Pugh Trust Agreement; and as Trustee of the Rachel Schubert Trust Agreement

                           Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust

                           Alan E. Schubert, Individually; as Co-Trustee of the Matthew Schubert OutSource Trust; and as Co-Trustee of the Jason Schubert OutSource Trust

                           Matthew B. Schubert, Individually, and as Co-Trustee of the Jason Schubert OutSource Trust

                           Jason Schubert, as Co-Trustee of the Matthew Schubert Outsource Trust

                           Louis A. Morelli, Individually;
                           as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Ann Janisch S Stock Trust

                           Louis J. Morelli

                           Margaret Morelli Janisch

                           Raymond S. Morelli

                           Mindi Wagner

         (b)      Address of Principal Business Office or if None, Residence:

                  1144 East Newport Center Drive
                  Deerfield Beach, FL  33442

         (c)      Citizenship:


                                 Page 13 of 23 Pages

                  USA

         (d)      Title of Class of Securities:

                  Common Stock, par value $.001

         (e)      Cusip Number:

                  690131 10 7

Item 3.

         N/A

Item 4.  Ownership

         A.(a)    Amount Beneficially Owned by Paul M. Burrell and
                  Richard J. Williams as Trustees of the
                  OutSource International, Inc. Voting Trust:         3,983,982

                  3,983,982 shares of Common Stock beneficially owned by the Reporting Persons listed in Items 4(B) - 4(K) were deposited with Richard J. Williams and Paul M. Burrell, the Voting Trustees, under a Voting Trust Agreement dated as of February 21, 1997 ("VTA") and an Agreement Among Shareholders and Investors dated as of February 21, 1997 ("AASI").

         (b)      Percent of Class: 47.2%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           3,983,982

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   3,983,982

         B.(a)    Amount Beneficially Owned by Lawrence H. Schubert
                  as Trustee of the Lawrence H. Schubert Revocable Trust;
                  as Trustee of the Nadya I. Schubert GRAT-1997;
                  as Trustee of the Adam Pugh Trust Agreement; and
                  as Trustee of the Rachel Schubert Trust Agreement:    506,632

                  Represents: (1) 392,363 shares held of record and warrants to purchase 16,769 shares held by the Lawrence H. Schubert Revocable Trust; (2) 32,500 shares held of record by the Nadya I. Schubert GRAT-1997; (3) 32,500 shares held of record by the Adam Pugh Trust Agreement; and (4) 32,500 shares held of record by the Rachel Schubert Trust Agreement.

         (b)      Percent of Class: 6.0%


                                 Page 14 of 23 Pages

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   506,632

         C.(a)    Amount Beneficially Owned by Nadya I. Schubert, as Trustee
                  of the Nadya I. Schubert Revocable Trust:             376,632

                  Represents 359,863 shares held of record and warrants to purchase 16,769 shares.

         (b)      Percent of Class: 4.4%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   376,632

         D.(a) Amount Beneficially Owned by Alan E. Schubert, Individually; as Co-Trustee of the Matthew Schubert OutSource Trust; and as Co-Trustee of the Jason Schubert OutSource Trust: 1,768,503

                  Represents: (1) 1,198,358 shares held of record and warrants to purchase 47,140 shares held by Alan E. Schubert, individually; (2) 191,554 shares held of record and warrants to purchase 8,448 shares held by Alan E. Schubert, as Co-Trustee of the Matthew Schubert OutSource Trust; and (3) 312,710 shares held of record and warrants to purchase 10,293 shares held by Alan E. Schubert, as Co-Trustee of the Jason Schubert OutSource Trust.

         (b)      Percent of Class: 20.8%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:


                              Page 15 of 23 Pages

                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   1,768,503

        E.(a) Amount Beneficially Owned by Matthew B. Schubert, Individually; and as Co-Trustee of the Jason Schubert OutSource Trust:381,004

                 Represents: (1) 56,156 shares held of record and warrants to purchase 1,845 shares held by Matthew B. Schubert, individually; and
         (2) 312,710 shares held of record and warrants to purchase 10,293 shares held by Matthew B. Schubert, as Co-Trustee of the Jason Schubert OutSource Trust.

         (b)      Percent of Class: 4.5%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   381,004

      F.(a) Amount Beneficially Owned by Jason Schubert, as Co-Trustee of the Matthew B. Schubert OutSource Trust: 200,002


                  Represents: 191,554 shares held of record and warrants to purchase 8,448 shares held by Jason Schubert, as Co-Trustee of the Matthew B. Schubert OutSource Trust.

         (b)      Percent of Class: 2.4%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   200,002


                              Page 16 of 23 Pages

         G.(a) Amount Beneficially Owned by Louis A. Morelli, Individually; as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Ann Janisch S Stock Trust: 616,676

                  Represents: (1) 476,832 shares held of record and warrants to purchase 23,390 shares held by Louis A. Morelli, individually; (2) 56,230 shares held of record and warrants to purchase 1,845 shares held by Louis A. Morelli, as Trustee of the Louis J. Morelli S Stock Trust; and (3) 56,516 shares held of record and warrants to purchase 1,863 shares held by Louis A. Morelli, as Trustee of the Margaret Ann Janisch S Stock Trust.

         (b)      Percent of Class: 7.3%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   616,676

         H.(a)    Amount Beneficially Owned by Louis J. Morelli:        212,002

                  Represents 205,237 shares held of record and warrants to purchase 6,765 shares.

         (b)      Percent of Class: 2.5%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   212,002

         I.(a)    Amount Beneficially Owned by Margaret Morelli Janisch: 271,448

                  Represents 262,801 shares held of record and warrants to purchase 8,647 shares.

         (b)      Percent of Class: 3.2%


                              Page 17 of 23 Pages

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   271,448

         J.(a)    Amount Beneficially Owned by Raymond S. Morelli:      270,076

                  Represents 261,466 shares held of record and warrants to purchase 8,610 shares.

         (b)      Percent of Class: 3.2%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   270,076

         K.(a)    Amount Beneficially Owned by Mindi Wagner:             58,259

                  Represents 56,396 shares held of record and warrants to purchase 1,863 shares.

         (b)      Percent of Class: 0.1%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   58,259


                              Page 18 of 23 Pages

Item 5.  Ownership of Five Percent or Less of a Class

                  N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

         Pursuant to the terms of the AASI, dividends paid in stock of the Issuer are held by the Voting Trustees and the beneficial owners of such shares will receive a voting trust certificate representing such stock.

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on by the
         Parent Holding Company

                  N/A

Item 8.  Identification and Classification of Members of the Group

         Paul M. Burrell and Richard J. Williams, as Trustees of the OutSource International, Inc. Voting Trust

         Lawrence H. Schubert, as Trustee of the Lawrence H. Schubert Revocable Trust;
         as Trustee of the Nadya I. Schubert GRAT-1997;
         as Trustee of the Adam Pugh Trust Agreement; and as Trustee of the Rachel Schubert Trust Agreement

         Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust

         Alan E. Schubert, Individually;
         as Co-Trustee of the Matthew Schubert OutSource Trust; and as Co-Trustee of the Jason Schubert OutSource Trust

         Matthew B. Schubert, Individually, and as Co-Trustee of the Jason Schubert OutSource Trust

         Jason Schubert, as Co-Trustee of the Matthew Schubert Outsource Trust

         Louis A. Morelli, Individually;
         as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Ann Janisch S Stock Trust

         Louis J. Morelli

         Margaret Morelli Janisch

         Raymond S. Morelli

         Mindi Wagner

Item 9.  Notice of Dissolution of Group

                  N/A

Item 10. Certification

                  N/A


                              Page 19 of 23 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998

                        OUTSOURCE INTERNATIONAL, INC.
                        VOTING TRUST

                        By: /s/ PAUL M. BURRELL
                            ----------------------------------------------------
                            Paul M. Burrell, as Trustee for:

                                  Lawrence H. Schubert as Trustee of the
                                  Lawrence H. Schubert Revocable Trust dated
                                  8/25/95

                                  Lawrence H. Schubert as Trustee of the Adam
                                  Pugh Trust Agreement dated 9/18/95

                                  Lawrence H. Schubert as Trustee of the Rachel Schubert Trust Agreement dated 9/18/95

                                  Lawrence H. Schubert as Trustee of the Nadya
                                  I. Schubert GRAT-1997 u/t/a dated 5/16/97

                                  Nadya I. Schubert as Trustee of the Nadya I.
                                  Schubert Revocable Trust dated 8/25/95

                                  Alan E. Schubert

                                  Louis A. Morelli

                                  Raymond S. Morelli

                                  Louis J. Morelli

                                  Louis A. Morelli as Trustee of the Louis J.
                                  Morelli S Stock Trust dated 1/1/95

                                  Margaret Morelli Janisch

                                  Louis A. Morelli as Trustee of the Margaret
                                  Ann Janisch S Stock Trust dated 1/1/95

                                  Matthew B. Schubert

                                  Jason D. Schubert and Alan E. Schubert as
                                  Trustees of the Matthew Schubert OutSource
                                  Trust dated 11/24/95


                              Page 20 of 23 Pages

                                  Matthew B. Schubert and Alan E. Schubert as
                                  Trustees of the Jason Schubert OutSource Trust dated 11/24/95

                                  Mindi Wagner

                        By: /s/ RICHARD J. WILLIAMS
                            ----------------------------------------------------
                            Richard J. Williams, as Trustee for:

                                  Lawrence H. Schubert as Trustee of the
                                  Lawrence H. Schubert Revocable Trust dated
                                  8/25/95

                                  Lawrence H. Schubert as Trustee of the Adam
                                  Pugh Trust Agreement dated 9/18/95

                                  Lawrence H. Schubert as Trustee of the Rachel Schubert Trust Agreement dated 9/18/95

                                  Lawrence H. Schubert as Trustee of the Nadya
                                  I. Schubert GRAT-1997 u/t/a dated 5/16/97

                                  Nadya I. Schubert as Trustee of the Nadya I.
                                  Schubert Revocable Trust dated 8/25/95

                                  Alan E. Schubert

                                  Louis A. Morelli

                                  Raymond S. Morelli

                                  Louis J. Morelli

                                  Louis A. Morelli as Trustee of the Louis J.
                                  Morelli S Stock Trust dated 1/1/95

                                  Margaret Morelli Janisch

                                  Louis A. Morelli as Trustee of the Margaret
                                  Ann Janisch S Stock Trust dated 1/1/95

                                  Matthew B. Schubert

                                  Jason D. Schubert and Alan E. Schubert as
                                  Trustees of the Matthew Schubert OutSource
                                  Trust dated 11/24/95

                                  Matthew B. Schubert and Alan E. Schubert as
                                  Trustees of the Jason Schubert OutSource Trust dated 11/24/95

                                  Mindi Wagner


                              Page 21 of 23 Pages

                   /s/ LAWRENCE H. SCHUBERT
                   -------------------------------------------------------------
                   Lawrence H. Schubert, as Trustee of the Lawrence H.
                   Schubert Revocable Trust; as Trustee of the Nadya I. Schubert GRAT-1997; as Trustee of the Adam Pugh Trust Agreement;
                   and as Trustee of the Rachel Schubert Trust Agreement

                   /s/ NADYA I. SCHUBERT
                   -------------------------------------------------------------
                   Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust

                   /s/ ALAN E. SCHUBERT
                   -------------------------------------------------------------
                   Alan E. Schubert, Individually and as Co-Trustee of the Matthew Schubert OutSource Trust and as Co-Trustee of the Jason Schubert OutSource Trust

                   /s/ MATTHEW B. SCHUBERT
                   -------------------------------------------------------------
                   Matthew B. Schubert, Individually and as Co-Trustee of the Jason Schubert OutSource Trust

                   /s/ JASON D. SCHUBERT
                   -------------------------------------------------------------
                   Jason D. Schubert, as Co-Trustee of the Matthew Schubert OutSource Trust

                   /s/ LOUIS A. MORELLI
                   -------------------------------------------------------------
                   Louis A. Morelli, Individually; as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Ann Janisch S Stock Trust

                   /s/ LOUIS J. MORELLI
                   -------------------------------------------------------------
                   Louis J. Morelli

                   /s/ MARGARET MORELLI JANISCH
                   -------------------------------------------------------------
                   Margaret Morelli Janisch

                   /s/ RAYMOND S. MORELLI
                   -------------------------------------------------------------
                   Raymond S. Morelli

                   /s/ MINDI WAGNER
                   -------------------------------------------------------------
                   Mindi Wagner

                                    EXHIBITS

Exhibit A         Joint Filing Statement

Exhibit B         Power of Attorney

Exhibit C         Voting Trust Agreement*

Exhibit D         Agreement Among Shareholders and Investors*

------------------
* Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 of OutSource International, Inc. (file no. 333-33443) as filed with the Securities and Exchange Commission on August 12, 1997.

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G. This Joint Filing Agreement shall be included as an exhibit to such joint filing. In evidence thereof, each of the undersigned, being duly authorized, hereby execute this Agreement this 13th day of February, 1998.

                       OUTSOURCE INTERNATIONAL, INC.
                       VOTING TRUST


                       By: /s/ PAUL M. BURRELL
                           -----------------------------------------------------
                           Paul M. Burrell, as Co-Trustee for:

                                        Lawrence H. Schubert as Trustee of the
                                        Lawrence H. Schubert Revocable Trust
                                        dated 8/25/95

                                        Lawrence H. Schubert as Trustee of the
                                        Adam Pugh Trust Agreement dated
                                        9/18/95

                                        Lawrence H. Schubert as Trustee of the
                                        Rachel Schubert Trust Agreement dated
                                        9/18/95

                                        Lawrence H. Schubert as Trustee of the
                                        Nadya I. Schubert GRAT-1997 u/t/a
                                        dated 5/16/97

                                        Nadya I. Schubert as Trustee of the
                                        Nadya I. Schubert Revocable Trust dated
                                        8/25/95

                                        Alan E. Schubert

                                        Louis A. Morelli

                                        Raymond S. Morelli

                                        Louis J. Morelli

                                        Louis A. Morelli as Trustee of the Louis
                                        J. Morelli S Stock Trust dated 1/1/95

                                        Margaret Morelli Janisch

                                        Louis A. Morelli as Trustee of the
                                        Margaret Ann Janisch S Stock Trust
                                        dated 1/1/95

                                        Matthew B. Schubert

                                        Jason D. Schubert and Alan E. Schubert
                                        as Trustees of the Matthew Schubert
                                        OutSource Trust dated 11/24/95

                                        Matthew B. Schubert and Alan E.
                                        Schubert as Trustees of the Jason
                                        Schubert OutSource Trust dated
                                        11/24/95

                                        Mindi Wagner



                              By: /s/ RICHARD J. WILLIAMS
                                  ----------------------------------------------
                                  Richard J. Williams, as Co-Trustee for:

                                        Lawrence H. Schubert as Trustee of the
                                        Lawrence H. Schubert Revocable Trust
                                        dated 8/25/95

                                        Lawrence H. Schubert as Trustee of the
                                        Adam Pugh Trust Agreement dated
                                        9/18/95

                                        Lawrence H. Schubert as Trustee of the
                                        Rachel Schubert Trust Agreement dated
                                        9/18/95

                                        Lawrence H. Schubert as Trustee of the
                                        Nadya I. Schubert GRAT-1997 u/t/a
                                        dated 5/16/97

                                        Nadya I. Schubert as Trustee of the
                                        Nadya I. Schubert Revocable Trust dated
                                        8/25/95

                                        Alan E. Schubert

                                        Louis A. Morelli

                                        Raymond S. Morelli

                                        Louis J. Morelli

                                        Louis A. Morelli as Trustee of the
                                        Louis J. Morelli S Stock Trust dated
                                        1/1/95

                                        Margaret Morelli Janisch

                                        Louis A. Morelli as Trustee of the
                                        Margaret Ann Janisch S Stock Trust
                                        dated 1/1/95

                                        Matthew B. Schubert

                                        Jason D. Schubert and Alan E. Schubert
                                        as Trustees of the Matthew Schubert
                                        OutSource Trust dated 11/24/95

                                        Matthew B. Schubert and Alan E.
                                        Schubert as Trustees of the Jason
                                        Schubert OutSource Trust dated
                                        11/24/95

                                        Mindi Wagner

                               /s/ LOUIS A. MORELLI
                               -------------------------------------------------
                               Louis A. Morelli, Individually and as Trustee of the Louis J. Morelli S Stock Trust dated 1/1/95 and the Margaret Ann Janisch S Stock Trust dated 1/1/95


                               /s/ ALAN E. SCHUBERT
                               -------------------------------------------------
                               Alan E. Schubert, Individually and as Trustee of the Matthew Schubert OutSource Trust dated 11/24/95 and the Jason Schubert OutSource Trust dated 11/24/95

                               /s/ LAWRENCE H. SCHUBERT
                               -------------------------------------------------
                               Lawrence H. Schubert, as Trustee of the Lawrence
                               H. Schubert Revocable Trust dated 8/25/95, the Adam Pugh Trust Agreement dated 9/18/95, the Rachel Schubert Trust Agreement dated 9/18/95, and the Nadya I. Schubert GRAT-1997 u/t/a dated 5/16/97

                               /s/ NADYA I. SCHUBERT
                               -------------------------------------------------
                               Nadya I. Schubert, as Trustee
                               of the Nadya I. Schubert Revocable Trust
                               dated 8/25/95

                               /s/ RAYMOND S. MORELLI
                               -------------------------------------------------
                               Raymond S. Morelli

                               /s/ LOUIS J. MORELLI
                               -------------------------------------------------
                               Louis J. Morelli

                               /s/ MARGARET ANN MORELLI JANISCH
                               -------------------------------------------------
                               Margaret Ann Morelli Janisch

                               /s/ MATTHEW B. SCHUBERT
                               -------------------------------------------------
                               Matthew B. Schubert, Individually
                               and as Trustee of the Jason Schubert
                               OutSource Trust dated 11/24/95

                               /s/ JASON D. SCHUBERT
                               -------------------------------------------------
                               Jason D. Schubert, as Trustee
                               of the Matthew Schubert OutSource Trust
                               dated 11/24/95

                               /s/ MINDI WAGNER
                               -------------------------------------------------
                               Mindi Wagner

                                    Exhibit B


STATE OF Florida            )
COUNTY OF Palm Beach        )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Paul M. Burrell, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Gs and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to OutSource International, Inc., the Nasdaq Stock Market, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 10th day of February, 1998.



                                       /s/ LAWRENCE H. SCHUBERT
                                       -----------------------------------------
                                       LAWRENCE H. SCHUBERT,
                                       as Trustee of the Lawrence H. Schubert
                                       Revocable Trust dated 8/25/95, the Adam
                                       Pugh Trust Agreement dated 9/18/95,
                                       the Rachel Schubert Trust Agreement
                                       dated 9/18/95, and the Nadya I. Schubert
                                       GRAT-1997 u/t/a dated 5/16/97



Signed, Sealed and delivered in
the presence of:


/s/ Juanita Breeden
--------------------------------
Notary Public
(Apply Notary Seal Below)

                                    Exhibit B


STATE OF Florida              )
COUNTY OF Palm Beach          )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Paul M. Burrell, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Gs and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to OutSource International, Inc., the Nasdaq Stock Market, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 10th day of February, 1998.



                                             /s/ NADYA I. SCHUBERT
                                             -----------------------------------
                                             NADYA I. SCHUBERT,
                                             as Trustee of the Nadya I. Schubert
                                             Revocable Trust dated 8/25/95


Signed, Sealed and delivered in
the presence of:


/s/ Juanita Breeden
--------------------------------
Notary Public
(Apply Notary Seal Below)

                                    Exhibit B


STATE OF  Illinois             )
COUNTY OF Kane                 )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Paul M. Burrell, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Gs and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to OutSource International, Inc., the Nasdaq Stock Market, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 11th day of February, 1998.



                                       /s/ LOUIS A. MORELLI
                                       -----------------------------------------
                                       LOUIS A. MORELLI,
                                       Individually and as Trustee of the Louis
                                       J. Morelli S Stock Trust dated 1/1/95 and
                                       the Margaret Ann Janisch S Stock Trust
                                       dated 1/1/95

Signed, Sealed and delivered in
the presence of:

/s/ Anita M. Dazzo
-------------------------------
Notary Public
(Apply Notary Seal Below)

                                    Exhibit B


STATE OF North Carolina      )
COUNTY OF Haywood            )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Paul M. Burrell, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Gs and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to OutSource International, Inc., the Nasdaq Stock Market, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 12th day of February, 1998.



                                          /s/ ALAN E. SCHUBERT
                                          --------------------------------------
                                          ALAN E. SCHUBERT, Individually and
                                          as Trustee of the Matthew Schubert
                                          OutSource Trust dated 11/24/95 and the
                                          Jason Schubert OutSource Trust dated
                                          11/24/95



Signed, Sealed and delivered in
the presence of:

/s/ Thomas Blake Raulerson
--------------------------------
Notary Public
(Apply Notary Seal Below)

                                    Exhibit B


STATE OF Illinois             )
COUNTY OF                     )



                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Paul M. Burrell, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Gs and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to OutSource International, Inc., the Nasdaq Stock Market, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 10th day of February, 1998.

                                        /s/ MATTHEW B. SCHUBERT
                                        ----------------------------------------
                                        MATTHEW B. SCHUBERT,
                                        Individually and as Trustee of the Jason
                                        Schubert OutSource Trust dated 11/24/95



Signed, Sealed and delivered in
the presence of:

/s/ Jae S. Yoon
--------------------------------
Notary Public
(Apply Notary Seal Below)

                                    Exhibit B


STATE OF Florida                )
COUNTY OF Broward               )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Paul M. Burrell, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Gs and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to OutSource International, Inc., the Nasdaq Stock Market, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 10th day of February, 1998.



                                          /s/ JASON SCHUBERT
                                          --------------------------------------
                                          JASON SCHUBERT, as Trustee of the
                                          Matthew Schubert OutSource Trust dated
                                          11/24/95


Signed, Sealed and delivered in
the presence of:

/s/ Carol Campbell
--------------------------------
Notary Public
(Apply Notary Seal Below)

                                    Exhibit B


STATE OF Illinois             )
COUNTY OF Kane                )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Paul M. Burrell, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Gs and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to OutSource International, Inc., the Nasdaq Stock Market, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 11th day of February, 1998.


                                                   /s/ MARGARET ANN JANISCH
                                                   -----------------------------
                                                   MARGARET ANN JANISCH



Signed, Sealed and delivered in
the presence of:

/s/ Anita M. Dazzo
-------------------------------
Notary Public
(Apply Notary Seal Below)

                                    Exhibit B


STATE OF Illinois               )
COUNTY OF                       )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Paul M. Burrell, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Gs and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to OutSource International, Inc., the Nasdaq Stock Market, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 10th day of February, 1998.




                                                    /s/ MINDI WAGNER
                                                    ----------------------------
                                                    MINDI WAGNER



Signed, Sealed and delivered in
the presence of:

/s/ Betty Baker

-------------------------------
Notary Public
(Apply Notary Seal Below)

                                    Exhibit B


STATE OF Illinois                )
COUNTY OF Kane                   )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Paul M. Burrell, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Gs and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to OutSource International, Inc., the Nasdaq Stock Market, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 11th day of February, 1998.


                                               /s/ RAYMOND S. MORELLI
                                               ---------------------------------
                                               RAYMOND S. MORELLI



Signed, Sealed and delivered in
the presence of:

/s/ Anita M. Dazzo
--------------------------------
Notary Public
(Apply Notary Seal Below)

                                    Exhibit B


STATE OF Illinois                )
COUNTY OF Kane                   )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Paul M. Burrell, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Gs and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to OutSource International, Inc., the Nasdaq Stock Market, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 11th day of February, 1998.


                                              /s/ LOUIS J. MORELLI
                                              ----------------------------------
                                              LOUIS J. MORELLI



Signed, Sealed and delivered in
the presence of:

/s/ Anita M. Dazzo
--------------------------------
Notary Public
(Apply Notary Seal Below)

                                    Exhibit B


STATE OF                          )
COUNTY OF                         )



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned has made, constituted and appointed, and by these presents does make, constitute and appoint Richard J. Williams, my true and lawful attorney-in-fact, for me and in my name, place and stead to sign my name in my capacity to any and all Schedule 13Gs and any and all amendments thereto which I am required to file, to file such instruments with the Securities and Exchange Commission and any other appropriate regulatory agency and to deliver such instruments to OutSource International, Inc., the Nasdaq Stock Market, Inc. and any other appropriate regulatory agency.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this 12th day of February, 1998.



                                              /s/ RICHARD J. WILLIAMS
                                              ----------------------------------
                                              RICHARD J. WILLIAMS, as Co-
                                              Trustee for:

                                              Lawrence H. Schubert as Trustee of
                                              the Lawrence H. Schubert Revoc-
                                              able Trust dated 8/25/95

                                              Lawrence H. Schubert as Trustee of
                                              the Adam Pugh Trust Agreement
                                              dated 9/18/95

                                              Lawrence H. Schubert as Trustee of
                                              the Rachel Schubert Trust
                                              Agreement dated 9/18/95

                                              Lawrence H. Schubert as Trustee of
                                              the Nadya I. Schubert GRAT-1997
                                              u/t/a dated 5/16/97

                                            Nadya I. Schubert as Trustee of the
                                            Nadya I. Schubert Revocable Trust
                                            dated 8/25/95

                                            Alan E. Schubert

                                            Louis A. Morelli

                                            Raymond S. Morelli

                                            Louis J. Morelli

                                            Louis A. Morelli as Trustee of the
                                            Louis J. Morelli S Stock Trust dated
                                            1/1/95

                                            Margaret Morelli Janisch

                                            Louis A. Morelli as Trustee of the
                                            Margaret Ann Janisch S Stock
                                            Trust dated 1/1/95

                                            Matthew B. Schubert

                                            Jason D. Schubert and Alan E.
                                            Schubert as Trustees of the
                                            Matthew Schubert OutSource Trust
                                            dated 11/24/95

                                            Matthew B. Schubert and Alan E.
                                            Schubert as Trustees of the Jason
                                            Schubert OutSource Trust dated
                                            11/24/95

                                            Mindi Wagner